Exhibit 99.1

Vermillion Reports Second Quarter 2019 Financial Results

August 8, 2019

Conference Call scheduled for today, August 8th at 4:30 p.m. ET

AUSTIN, Texas — August 8, 2019 — Vermillion, Inc. (Nasdaq: VRML), a bio-analytical based women’s health company focused on gynecologic disease, today reported its financial results for the second quarter ended June 30, 2019.

“We are very pleased by the continued positive momentum for OVA1Plus.  The growth in product volume and revenue are a reflection of their efficacy compared to the current standard of care in ovarian cancer risk management,” stated Valerie Palmieri, President and CEO of Vermillion. “We continue to focus on maximizing commercialization efforts and payer penetration to become the one and only choice for pelvic mass risk management.”

Recent Corporate Highlights

Year over Year Results - Second Quarter 2019 versus Second Quarter 2018:

-	Product volume increased 66% to 3,129 units up from 1,884 in the second quarter of last year
-	Product revenue increased 75% to $1,099,509 up from $626,549 in the second quarter of last year
-	Total number of customers increased by 50% compared to the second quarter of last year
-	New customers increased 82% compared to the second quarter of last year

Year over Year Results – First Half 2019 versus First Half 2018

-	Product volume increased 47% to 5,442 units up from 3,702 units in the first six months of 2018
-	Product revenue increased 52% to $1,878,765 up from $1,239,851 in the first six months of 2018
-	Total number of customers increased 38% compared to the first six months of 2018
-	New customers increased 53% compared to the first six months of 2018

New Health Plan Contracts

Expanded preferred coverage of OVA1 ovarian cancer risk assessment test with the addition of two new health plan in network contract agreements.  BlueCross BlueShield of Texas and Blue Cross Blue Shield of Arizona will now provide in network coverage to nearly 6 million additional lives.

Clinical Study Publications

June 2019-  Announced the acceptance and recent publication of the first of several studies demonstrating that OVA1 (Multivariate Index Assay,MIA) improves ovarian cancer detection in African American women.

Biomarkers in Cancer Publication - A study of 1029 patients; 853 Caucasian with 250 malignancies, and 153 African American with 24 malignancies. The study demonstrated that OVA1 demonstrated a sensitivity of 79.1%, compared to 54.5% with HE4 + CA125 (ROMA). Demonstrating a 45% improvement in sensitivity.

July 2019-  Advances in Therapy Publication - A study of 993 patients, comparing Overa™, Vermillion’s 2nd Generation multivariate index assay, vs ROMA vs CA125.  Overa™ had the highest performance in early stage ovarian cancer risk detection with 90.5 % sensitivity compared to ROMA at 76.2% sensitivity and CA125 at 63.1% sensitivity, based on ACOG guidance cutoff of 200 U/ml.

July 2019- Journal of Surgical Oncology- Accepted for publication. A study of 878 patients comparing current standard of care imaging tools (ultrasound and CT scan) compared to Overa™ and its ability to vastly improve the ovarian cancer risk assessment care pathway, when used in clinical workup for adnexal masses.

July 2019- Abstract acceptance of our poster, Ovarian Malignancy Risk Stratification Using a Third-Generation Multivariate Index Assay, at the European Society of Gynecologic Oncology to be presented in November 2019.

Financials:

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Product revenue was $1.1 million for the second quarter 2019, an increase of 75% compared to $627 thousand for the same period in 2018. The increase is due to an increase in the number of our tests performed as well as improvement in price per unit. We expect revenue to increase over the remainder of the year as the onboarding and initial training of our sales team is completed. Service revenue was $42 thousand for the second quarter 2019 compared to $81 thousand for the same period in 2018.

•

The number of OVA1 tests performed increased 66% to 3,129 during the second quarter 2019 compared to 1,884 for the same period in 2018. We expect the test volume to improve over the remainder of the year as we continue to realize returns from our sales and marketing investments.

•	Revenue on a per test performed basis was $352 in the second quarter of 2019 compared to $337 in the first quarter of 2019 and $333 in Q2 of 2018.

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Gross profit on product revenue was $402 thousand for the second quarter 2019 compared to $99 thousand for the same period in 2018, a four-fold increase to a gross profit percentage of 36.5%. We anticipate the gross profit percent will increase as volumes continue to increase.

•

Research and development expenses for the second quarter 2019 increased by $71 thousand or 46%, compared to the same period in 2018. This increase was primarily due to purchases required for a study in 2019, as well as an increase in consulting expenses.

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Sales and marketing expenses for the second quarter 2019 increased $1.3 million, or 88%, compared to the same period in 2018. This increase was primarily due to increased headcount and personnel-related expenses compared to those in the same period in 2018.

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General and administrative expenses for the second quarter 2019 increased by $235,000, or 18%, compared to the same period in 2018. This increase was primarily due to an increase in headcount and personnel-related expenses in the second quarter of 2019 compared to those in the second quarter of 2018.

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The cash balance at June 30, 2019 was $16.2 million which reflects proceeds from the common stock offering during the second quarter. On July 2, 2019, the Underwriter exercised its option to purchase 2,812,500 shares of Vermillion common stock at a price of $0.80 per share and resulted in proceeds to the Company of $2.1 million.

Conference Call and Webcast

Vermillion’s President and CEO, Valerie Palmieri, will host a call today at 4:30 p.m. Eastern Daylight Time to discuss results followed by a question and answer period.

Thursday, August 8th @ 4:30pm Eastern Time

855-327-6837 – Domestic Investors

631-891-4304 - International Investors Dial

10007441 - Conference ID

Webcast:  http://public.viavid.com/index.php?id=135718

About Vermillion, Inc.

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve gynecologic health outcomes for women. Vermillion, along with its prestigious scientific collaborators, discovers, develops, and delivers innovative diagnostic and technology tools that help women with serious diseases.  The company’s initial in vitro diagnostic test, OVA1® (MIA), was the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, and represented a new class of software-based liquid biopsy in vitro diagnostics. In March 2016, Vermillion received FDA clearance for Overa™, a Multivariate Index Assay 2nd Generation (MIA2G) test with significantly improved specificity and ease of use. For additional information, including published clinical trials, visit www.vermillion.com.

Visit our website for more information about our products at www.vermillion.com.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 including statements regarding expected revenue, test volumes and gross profits. These statements involve a number of risks and uncertainties.  All statements other than statements of historical facts contained in this press release are forward-looking statements. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including the risks and uncertainties inherent in Vermillion’s business, including those described in the section entitled “Risk Factors” in Vermillion’s Annual Report on Form 10-K for the year ended December 31, 2018. The events and circumstances reflected in Vermillion’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.  Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

Investor Relations Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Tel 617-535-7742

Arr@LifeSciAdvisors.com

Media Contact:

Srijan Sen

RXMD

Tel 212-537-9495

ssen@rxmedyn.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$16,179	$9,360
Accounts receivable, net	800	786
Prepaid expenses and other current assets	496	550
Inventories	90	92
Total current assets	17,565	10,788
Property and equipment, net	472	608
Other assets	115	12
Total assets	$18,152	$11,408

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$811	$950
Accrued liabilities	2,473	1,825
Short-term debt	191	189
Other current liabilities	86	-
Total current liabilities	3,561	2,964
Non-current liabilities:
Long-term debt	1,196	1,292
Other non-current liabilities	29	-
Total liabilities	4,786	4,256
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at June 30, 2019 and December 31, 2018	-	-
Common stock, par value $0.001 per share, 150,000,000 shares authorized at June 30, 2019 and December 31, 2018; 94,378,200 and 75,501,394 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	94	75
Additional paid-in capital	428,226	414,001
Accumulated deficit	(414,954)	(406,924)
Total stockholders’ equity	13,366	7,152
Total liabilities and stockholders’ equity	$18,152	$11,408

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Product	$1,100	$627	$1,879	$1,240
Service	42	81	66	117
Total revenue	1,142	708	1,945	1,357
Cost of revenue:(1)
Product	698	528	1,214	1,061
Service	210	280	388	550
Total cost of revenue	908	808	1,602	1,611
Gross profit (loss)	234	(100)	343	(254)
Operating expenses:
Research and development(2)	225	154	434	296
Sales and marketing(3)	2,780	1,478	5,144	2,703
General and administrative(4)	1,534	1,299	2,789	2,613
Total operating expenses	4,539	2,931	8,367	5,612
Loss from operations	(4,305)	(3,031)	(8,024)	(5,866)
Interest income (expense), net	(2)	(7)	5	(19)
Other income (expense), net	(7)	(11)	(11)	(14)
Net loss	$(4,314)	$(3,049)	$(8,030)	$(5,899)
Net loss per share - basic and diluted	$(0.06)	$(0.04)	$(0.11)	$(0.09)
Weighted average common shares used to compute basic and diluted net loss per common share	76,205,894	69,353,622	75,860,411	64,721,128
Non-cash stock-based compensation expense included in cost of revenue and operating expenses:
(1) Cost of revenue	$21	$28	$37	$58
(2) Research and development	2	1	4	2
(3) Sales and marketing	39	28	61	71
(4) General and administrative	351	304	495	412